Exhibit 5.1
Fulbright & Jaworski L.L.P.
A Registered Limited Liability Partnership
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
www.fulbright.com

telephone: (713) 651-5151	facsimile:	(713) 651-5246
May 30, 2007
DXP Enterprises, Inc.
7272 Pinemont Drive
Houston, Texas 77040
Ladies and Gentlemen:
     We have acted as counsel to DXP Enterprises, Inc., a Texas corporation (the “Company”), in connection with the proposed offering by the Company of up to 1,000,000 shares of common stock, $.01 par value (the “Shares”). We refer to the registration statement on Form S-3 (Registration No. 333-134603) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) by the Company on May 31, 2006, including the base prospectus (“Base Prospectus”) contained therein, and the prospectus supplement dated May 30, 2007 (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”) relating to the offering of the Shares.
     As counsel to the Company, we have examined such corporate records, documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion. In such examinations, we have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to us as copies. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Company. Without limiting the foregoing, we have examined the Placement Agency Agreement, dated May 30, 2007, between the Company and Stephens Inc.
     Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized by the Company for issuance, and the Company has full corporate power and authority to issue, sell and deliver the Shares and, when issued and delivered to and paid for by the investors in accordance with the terms of the Placement Agency Agreement, the Shares will be validly issued, fully paid and nonassessable.
     The opinions expressed herein are limited exclusively to the laws of the State of Texas and the federal laws of the United States of America and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to us under the caption “Legal Matters” in the Prospectus.
Very truly yours,
/s/ Fulbright & Jaworski L.L.P.
Fulbright & Jaworski L.L.P.